UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) March 6, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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ITEM 8.01.  OTHER EVENTS

On March 6, 2006, General Motors (GM) announced the sale of 17.4 percent of equity stake in Suzuki Motor Corporation. Their press release is below.

General Motors to Sell 17.4 Percent Equity Stake in Suzuki
Will retain 3 percent, continue strategic alliance

DETROIT - General Motors Corp. (NYSE: GM) today announced it would reduce its equity stake in Suzuki Motor Corp. from 20.4 percent to 3.0 percent, by selling
92.36 million shares. The strategic alliance between GM and Suzuki will continue.

GM plans to sell these Suzuki shares, representing 17.4 percent of the shares outstanding, through the Suzuki open-market buyback program and through market sales if necessary.

GM currently holds a total of 108.66 million Suzuki shares, which had a closing price of JPY 2500 per share on March 3 on the Tokyo Stock Exchange. Based on this market value, GM expects to realize cash proceeds of approximately U.S. $2 billion from the sale of 92.36 million Suzuki shares, which will enhance the strength of GM's balance sheet and liquidity position.

"GM has a great deal of respect and admiration for Suzuki based on our long and productive history of working together," said Rick Wagoner, GM chairman and CEO. "Our relationship is strong, and we look forward to our continued partnership. This transaction will allow us to preserve our business relationship, while further building up GM's already significant liquidity position during this critical phase of our turnaround."

GM has held an equity stake in Suzuki since 1981, when it purchased approximately 5.3 percent of the Suzuki shares outstanding. GM's stake was diluted to 3.5 percent in subsequent years, but in 1998 GM increased its holding in Suzuki to 10 percent, and to slightly over 20 percent in 2001. During this time, the companies have been involved in various joint projects in product development, advanced technology, global purchasing and supply chain management, and product distribution. Specific projects including collaboration in fuel cell and hybrid systems development, joint operation of CAMI Automotive, Inc. in Canada, the manufacture of a new medium-size SUV at the joint venture facility, and the cross-supply of OEM vehicles will continue. In addition, GM and Suzuki plan to work together on a proposed new automatic transmission program.

The sale by GM of a 17 percent equity stake in Suzuki, including cash proceeds received and any potential gain on sale, will be recorded in the first quarter. Based on current market value, GM expects a pre-tax gain on the sale in the range of US $550-$750 million. The tax rate on the Suzuki transaction is expected to exceed statutory rates largely as a result of certain tax credits that the transaction will eliminate.

General Motors Corp. (NYSE: GM), the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 327,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2005, more than 9 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM operates one of the world's leading finance companies, GMAC Financial Services, which offers automotive, residential and commercial financing and insurance. More information on GM can be found at www.gm.co.



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




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)

Date:  March 6, 2006                 By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)